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                                                                     EXHIBIT 18

                                HOMSTEAD FUNDS
                         SPECIMEN PRICE MAKE-UP SHEET
                           AS OF DECEMBER 31, 1996

                       Fund                                       Shares
                                             Net Assets         Outstanding           Share Price
Daily Income Fund                              $ 57,871,479       $57,871,479            $ 1.00

Short-Term Bond Fund                           $ 81,469,912       $15,815,662            $ 5.15

Short-Term Government Securities Fund          $  7,692,411       $ 1,523,547            $ 5.05

Value Fund                                     $238,550,180       $11,364,336            $20.99